Exhibit 16.1

•	Ernst & Young LLP	•	Phone: (412) 644-7800
	2100 One PPG Place		www.ey.com
Pittsburgh, Pennsylvania 15222

November 3, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the disclosure required by Item 11(i) of Form S-1, as contained in the registration statement on Form S-1 dated November 6, 2003, of Portec Rail Products, Inc. and are in agreement with the statements in paragraphs 2 and 3 under “Change of Accountants” contained therein as they relate to Ernst & Young LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.